EXHIBIT 99.1



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                                BB&T CORPORATION
                   (FORMERLY, SOUTHERN NATIONAL CORPORATION)
                     NON-QUALIFIED DEFINED CONTRIBUTION PLAN




















                              AMENDED AND RESTATED
                            EFFECTIVE JANUARY 1, 1997


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                          SOUTHERN NATIONAL CORPORATION
                     NON-QUALIFIED DEFINED CONTRIBUTION PLAN

                                TABLE OF CONTENTS
                                                                     Page

Section 1.        Establishment and Purpose...........................1
         1.1      Establishment of Plan...............................1
         1.2      Purpose of Plan.....................................2
         1.3      Application of Plan.................................2

Section 2.        Definitions and Construction........................2
         2.1      Account.............................................2
         2.2      Accrued Benefit.....................................3
         2.3      Adjustment Date.....................................3
         2.4      Affiliate...........................................4
         2.5      Beneficiary.........................................4
         2.6      Board...............................................4
         2.7      Code................................................4
         2.8      Committee...........................................4
         2.9      Company.............................................4
         2.10     Company Matching Credits............................4
         2.11     Company Stock.......................................4
         2.12     Company Stock Credit................................4
         2.13     Covered Compensation................................4
         2.14     Crediting Rate......................................5
         2.15     Deferral Election Form..............................5
         2.16     Effective Date......................................5
         2.17     Eligible Employee...................................6
         2.18     Employee............................................6
         2.19     Employer............................................6
         2.20     Entry Date..........................................6
         2.21     ERISA...............................................6
         2.22     Incentive Compensation Credits......................6
         2.23     Incentive Compensation Plan.........................6
         2.24     Index Fund..........................................7
         2.25     Index Fund Credit...................................7
         2.26     Participant.........................................7
         2.27     Plan................................................8
         2.28     Plan Year...........................................8
         2.29     Prior Plan..........................................8
         2.30     Salary Reduction Election Form......................8
         2.31     Salary Reduction Credits............................8
         2.32     Savings Plan........................................8
         2.33     Service.............................................8
         2.34     Spouse or Surviving Spouse..........................8


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Section 3.        Credits to Account..................................9
         3.1      Salary Reduction Credits............................9
         3.2      Company Matching Credits............................10
         3.3      Incentive Compensation Credits......................10

Section 4.        Vesting.............................................11

Section 5.        Payment of Benefits.................................11
         5.1      Distribution........................................11
         5.2      Payment of Benefits for Reasons Other Than Death....11
         5.3      Payment of Death Benefit............................13
         5.4      Rules...............................................14

Section 6.        Unforeseeable Emergency Payments....................14
         6.1      Conditions for Request..............................14
         6.2      Written Request.....................................15
         6.3      Processing of Request...............................15
         6.4      Rules...............................................15

Section 7.        Deemed Investments and Adjustment of Accounts ......16
         7.1      Deemed Investment of Accounts in Index Fund.........16
         7.2      Deemed Investment in Company Stock by Former SNC
                  Excess Plan Participants............................17
         7.3      Adjustment of Fixed Rate Account....................19
         7.4      Adjustment of Index Fund Account....................21
         7.5      Adjustment of Company Stock Account.................22
         7.6      Rules...............................................23
         7.7      Special Effective Date..............................23

Section 8.        Administration by Committee.........................23
         8.1      Membership of Committee.............................23
         8.2      Committee Officers; Subcommittee....................23
         8.3      Committee Meetings..................................24
         8.4      Transaction of Business.............................24
         8.5      Committee Records...................................24
         8.6      Establishment of Rules..............................24
         8.7      Conflicts of Interest...............................24
         8.8      Correction of Errors................................24
         8.9      Authority to Interpret Plan.........................25
         8.10     Third Party Advisors................................25
         8.11     Compensation of Members.............................25
         8.12     Committee Expenses..................................25
         8.13     Indemnification of Committee........................25

Section 9.        Funding.............................................26





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Section 10.       Allocation of Responsibilities......................27
         10.1.    Board...............................................27
         10.2     Committee...........................................27
         10.3     Plan Administrator..................................27

Section 11.       Benefits Not Assignable; Facility of Payments.......28
         11.1     Benefits Not Assignable.............................28
         11.2     Payments to Minors and Others.......................28

Section 12.       Beneficiary.........................................28

Section 13.       Amendment and Termination of Plan...................29

Section 14.       Communication to Participants.......................30

Section 15.       Claims Procedure....................................30
         15.1     Filing of a Claim for Benefits......................30
         15.2     Notification to Claimant of Decision................30
         15.3     Procedure for Review................................31
         15.4     Decision on Review..................................31
         15.5     Action by Authorized Representative of Claimant.....31

Section 16.       Special Provisions Relating to Southern National
                    ESOP Excess Plan..................................32

Section 17.       Special Provisions Relating to Capital
                     Accumulation Plan for Eligible Key Employees
                     of Southern National Corporation.................33

Section 18.       Special Provisions Relating to Supplemental
                     Retirement Benefit of Prior Plan.................33

Section 19.       Parties to the Plan.................................34
         19.1     Single Plan.........................................34
         19.2     Service; Allocation of Costs........................34
         19.3     Committee...........................................34
         19.4     Authority to Amend and Terminate....................34

Section 20.       Compliance with Section 16 of the Securities
                     Exchange Act of 1934 and Rule 16b-3
                     Trading Restrictions.............................34

Section 21.       Miscellaneous Provisions............................35
         21.1     Notices.............................................35
         21.2     Lost Distributees...................................35
         21.3     Reliance on Data....................................35
         21.4     Receipt and Release for Payments....................35
         21.5     Headings............................................36
         21.6     Continuation of Employment..........................36
         21.7     Construction........................................36

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         21.8     Nonliability of Employer............................36
         21.9     Severability........................................36
         21.10    Merger and Consolidation............................36
         21.11    Withholding Taxes...................................37


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                          SOUTHERN NATIONAL CORPORATION
                     NON-QUALIFIED DEFINED CONTRIBUTION PLAN


                  SECTION 1.        ESTABLISHMENT AND PURPOSE:

                  1.1 ESTABLISHMENT OF PLAN: Effective as of January 1, 1988, Branch Banking and Trust Company ("BB&T") established a supplemental retirement plan (the "Prior Plan") for the benefit of certain eligible executives of BB&T and participating Affiliates. The Prior Plan was entitled the Branch Banking and Trust Company Supplemental Executive Retirement Plan. The Prior Plan was amended and restated effective as of February 1, 1988. On February 28, 1995, Southern National Corporation (the "Company") and BB&T Financial Corporation, the former parent corporation of BB&T, were merged. As a result of the merger, the Company became the parent corporation of BB&T. Effective as of January 1, 1996, the Company assumed the sponsorship of the Prior Plan, the name of the Prior Plan was changed to the Southern National Corporation Supplemental Executive Retirement Plan, and the Prior Plan was amended in certain respects. The Prior Plan is hereby amended and restated, effective as of January 1, 1997, and shall be known as the SOUTHERN NATIONAL CORPORATION NON-QUALIFIED DEFINED CONTRIBUTION PLAN (the "Plan"). All benefits from this Plan shall be payable solely from the general assets of the Company and participating Affiliates. The Plan is comprised of both an "excess benefit plan" within the meaning of Section 3(36) of ERISA and an unfunded plan maintained for the purposes of providing deferred compensation to a "select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan, therefore, is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA.



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                  1.2 PURPOSE OF PLAN: The primary purpose of the Plan is to supplement the benefits payable to certain participants under the qualified Southern National Corporation 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. The Plan is also intended to provide certain participants in the Company's executive incentive compensation plans with an effective means of deferring on a pre-tax basis a portion of the payments they are entitled to receive under such plans.
                  1.3 APPLICATION OF PLAN: The terms of this Plan are applicable only to Participants who are in the Service of the Company or a participating Affiliate on or after January 1, 1997. The benefits with respect to the Employees who terminated, retired, or died before this date shall be determined under the Prior Plan, except as explicitly provided elsewhere in this Plan.
                  SECTION 2.        DEFINITIONS AND CONSTRUCTION:
                  Wherever appropriate, words used in the Plan in the singular may include the plural, or the plural may be read as the singular. References to one gender shall include the other. A capitalized term used, but not defined in the Plan, shall have the same meaning given in Section 2.1 of the Savings Plan, depending on the context in which the term is used. Whenever used in this Plan, including Section 1 and this Section 2, the following capitalized terms shall have the meaning set forth below (unless otherwise indicated by the context) rather than any definition provided under the Savings Plan:

                  2.1 "ACCOUNT" means the aggregate of the unfunded, separate bookkeeping accounts established and maintained with respect to each Participant pursuant to the provisions of Section 7. The separate bookkeeping accounts that may be established and maintained with respect to the Account shall include the following:

                  2.1.1 "INCENTIVE COMPENSATION ACCOUNT" means the separate bookkeeping account to be kept for each Participant to which Incentive Compensation Credits under any designated Incentive Compensation Plan shall be credited.
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                  2.1.2 "MATCHING ACCOUNT" means the separate bookkeeping
         account to be kept for each Participant to which Company Matching Credits shall be credited.

                  2.1.3 "PRIOR PLAN ACCOUNT" means the separate bookkeeping account to be kept for each Participant to reflect that portion of the Account (if any) attributable to an account maintained by an Employer on behalf of a Participant pursuant to any other unfunded nonqualified plan or contract of deferred compensation which was transferred to this Plan at the direction of the Committee.

                  2.1.4 "SALARY REDUCTION ACCOUNT" means the separate bookkeeping account to be kept for each Participant to which Salary Reduction Credits shall be credited.

Separate sub-accounts shall be established and maintained with respect to each separate bookkeeping account known as the "Fixed Rate Account," the "Index Fund Account" and the "Company Stock Account." The Fixed Rate Account, the Index Fund Account and the Company Stock Account shall be adjusted in the manner provided in Section 7.
                  2.2 "ACCRUED BENEFIT" means with respect to each Participant the balance credited to his Account as of the applicable Adjustment Date following adjustment thereof as provided in Section 7.

                  2.3      "ADJUSTMENT DATE"  means the following:
                           (a) Prior to January 1, 1997, the last day of March,
                  June, September and December of each year.

                           (b) On and after January 1, 1997, each day securities
                  are traded on the New York Stock Exchange, except regularly scheduled holidays of Branch Banking and Trust Company ("BB&T"), a North Carolina corporation with its principal office at Winston-Salem, North Carolina.


The 15th day of each calendar month is sometimes referred to herein as a "Monthly Adjustment Date;" provided, however, that if the 15th day of a calendar month falls on a weekend or a regularly scheduled holiday of BB&T, the Monthly Adjustment Date for such calendar month shall be the first Adjustment Date that immediately precedes the 15th day of the calendar month.


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                  2.4 "AFFILIATE" means any corporation which, with the Company, is a member of a controlled group of employers as defined in Section 414(b) of the Code.
                  2.5 "BENEFICIARY" means the person, persons or entity designated or determined pursuant to the provisions of Section 12 of the Plan to receive the balance of the Participant's Account under this Plan, if any, after his death.
                  2.6      "BOARD"  means the Board of Directors of the Company.
                  2.7 "CODE" means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

                  2.8 "COMMITTEE" means the Administrative Committee provided for in Section 8.

                  2.9 "COMPANY" means Southern National Corporation, a North Carolina corporation with its principal office at Winston-Salem, North Carolina, or any successor thereto by merger, consolidation or otherwise.

                  2.10 "COMPANY MATCHING CREDITS" means the amounts credited to the Participant's Matching Account by the Committee pursuant to the provisions of Section 3.2.
                  2.11 "COMPANY STOCK" means the Company's $5 par value common stock.

                  2.12 "COMPANY STOCK CREDIT" means a bookkeeping unit used for the purpose of crediting deemed shares of Company Stock to the Company Stock Accounts of each Former SNC Excess Plan Participant (as defined in Section 7). Each Company Stock Credit shall be equal to one share of Company Stock. The value of each Company Stock Credit shall be equivalent to the value of a share of Company Stock as of the applicable Adjustment Date. Fractional shares shall be accounted for as such.

                  2.13 "COVERED COMPENSATION" means the wages within the meaning of Section 3401(a) of the Code and all other payments of compensation to the Participant by the Employer (in the course of the Employer's trade or business) for which the Employer is required to furnish the


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Participant a written statement (as currently reportable on Form W-2) under
Sections 6041(d), 6051(a)(3) and 6052 of the Code, but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, subject to the following adjustments:


                  (a) There shall be excluded amounts paid or reimbursed by the Employer for moving expenses incurred by the Participant to the extent that at the time of payment it is reasonable to believe that these amounts are deductible by the Participant under Section 217 of the Code;

                  (b) There shall be excluded any fringe benefits or welfare benefits;

                  (c) There shall be included any amounts contributed by the Participant to an employee benefit plan maintained by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the Participant under Sections 125, 402(e)(3), 402(h) or 403(b) of the Code;

                  (d) There shall be included any compensation deferred pursuant to Sections 3.1 and 3.3 of this Plan; and

                  (e) There shall be included amounts in excess of the limitation described in Section 401(a)(17) of the Code.

                  2.14 "CREDITING RATE" means the rate in effect as of the first day of each Plan Year and utilized throughout the entire Plan Year in crediting interest to the balance in the Fixed Rate Accounts of each Participant. The Crediting Rate shall be determined in the manner described in Exhibit A attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Crediting Rate for such Plan Year.

                  2.15 "DEFERRAL ELECTION FORM" means the election form executed by the Participant pursuant to the provisions of Section 3.3 of the Plan.

                  2.16 "EFFECTIVE DATE" means January 1, 1997, except as otherwise provided in Section 7.7.


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                  2.17 "ELIGIBLE EMPLOYEE" means each Employee who is determined by the Committee to be a highly compensated or management employee and who is selected by the Committee to participate in the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following:
(i) the Employee's termination of Service; (ii) determination by the Committee that the Employee is no longer a highly compensated or management employee; or
(iii) determination by the Committee in its sole discretion that the Employee shall no longer be eligible to participate in the Plan. See Section 2.26 with respect to provisions governing participation in the Plan by an Eligible Employee.
                  2.18 "EMPLOYEE" means an individual in the Service of the Employer if the relationship between him and the Employer is the legal relationship of employer and employee.

                  2.19 "EMPLOYER" means the Company and participating Affiliates. See Section 19 for special provisions concerning participating Affiliates.

                  2.20 "ENTRY DATE" means the Effective Date and thereafter January 1 of each Plan Year. Under special circumstances, such as the acquisition of an Affiliate, the Committee may designate a date other than January 1 of a Plan Year as an Entry Date.

                  2.21 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended (including amendments of the Code affected thereby) and rules and regulations issued thereunder.

                  2.22 "INCENTIVE COMPENSATION CREDITS" means the amounts credited to the Participant's Incentive Compensation Account by the Committee pursuant to the provisions of Section 3.3.

                  2.23 "INCENTIVE COMPENSATION PLAN" means any executive incentive compensation plan maintained by the Company, as designated by the Committee on Exhibit B attached hereto as the same may be amended from time to time, under which a Participant is entitled

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to receive an annual or long-term cash award based on the satisfaction of pre-established, objective performance goals.

                  2.24 "INDEX FUND" means the mutual fund described in Exhibit C attached hereto, as the same may be amended from time to time by the Committee. Prior to the beginning of each Plan Year, the Committee shall notify the Participants in writing of the Index Fund for such Plan Year.

                  2.25 "INDEX FUND CREDIT" means a bookkeeping unit used for the purpose of crediting deemed shares of the Index Fund to the Index Fund Account of each Participant. Each Index Fund Credit shall be equal to one share of the Index Fund. The value of each Index Fund Credit shall be equivalent to the net value of a share of the Index Fund as of the applicable Adjustment Date.

                  2.26 "PARTICIPANT" means with respect to any Plan Year an Eligible Employee who has entered the Plan and any former Employee who has an Accrued Benefit remaining under the Plan. An Eligible Employee or former Employee on the Effective Date who was a participant in the Prior Plan immediately preceding the Effective Date, or who was eligible to enter the Prior Plan as a Participant on the Effective Date and elected to do so, shall be a Participant in this Plan on the Effective Date. An Eligible Employee who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the Entry Date determined by the Committee; provided, that an Eligible Employee shall not become a Participant in this Plan unless (i) the contributions to his Matching Contributions Account and his Tax-Deferred Contributions Account under the Savings Plan are less than such contributions would otherwise be under the Savings Plan if such plan did not observe the limitations described in Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Code, or if such Plan included deferrals under Sections 3.1 and 3.3 of this Plan in its definition of Compensation; or (ii) he is eligible to participate in any Incentive Compensation Plan. A Participant


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shall cease to be a Participant as of the date he ceases to be an Eligible
Employee or ceases to be a participant in the Savings Plan and any Incentive Compensation Plan. A Participant who separates from Service with the Employer and who later returns to Service will not be eligible to reenter this Plan and become a Participant except upon satisfaction of such terms and conditions as the Committee shall establish following the Participant's return to Service, whether or not the Participant shall have an Accrued Benefit remaining under the Plan on the date of his return to Service. The Eligible Employees eligible to participate in the Plan are designated on Exhibit D attached hereto, as it may be amended from time to time by the Committee.


                  2.27 "PLAN" means the unfunded, non-qualified deferred compensation plan as herein set out or as duly amended.

                  2.28 "PLAN YEAR" means the 12-calendar-month period ending on December 31 of each year.

                  2.29 "PRIOR PLAN" means the Southern National Corporation Supplemental Executive Retirement Plan as in effect prior to January 1, 1997.

                  2.30 "SALARY REDUCTION ELECTION FORM" means the election form executed by the Participant pursuant to the provisions of Section 3.1 of the Plan.

                  2.31 "SALARY REDUCTION CREDITS" means the amounts credited to the Participant's Salary Reduction Account by the Committee pursuant to the provisions of Section 3.1 of the Plan.

                  2.32 "SAVINGS PLAN" means the Southern National Corporation 401(k) Savings Plan (as amended and restated as of January 1, 1997), as it may be amended from time to time.

                  2.33 "SERVICE" means employment by the Employer as an Employee.

                  2.34 "SPOUSE" or "SURVIVING SPOUSE" means, except as otherwise provided in the Plan, the legally married or surviving spouse of a Participant.


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                  SECTION 3.        CREDITS TO ACCOUNT:

                  3.1      SALARY REDUCTION CREDITS:

                  3.1.1    Amount of Salary Reduction Credits:

                           (a) Each Participant who is a participant in the
                  Savings Plan may elect, by executing a Salary Reduction Election Form, to reduce on a pre-tax basis his Covered Compensation from the Employer for any Plan Year by an amount equal to the difference between (1) and (2), where:

                                    (1) is a whole percentage of Covered
                           Compensation equal to the same contribution percentage elected by the Participant under Section
                           4.3 of the Savings Plan (as such Section may be hereafter amended); and

                                    (2) is an amount equal to the maximum
                           Tax-Deferred Contributions that has been, or will be, made to the Participant's Tax-Deferred Contributions Account under the Savings Plan (determined with respect to all Savings Plan provisions, and the limitations described in Sections 401(a)(17), 401(k), 401(m), 402(g) and 415 of the Code) for such Plan Year.

                           (b) An amount equal to the Participant's Salary
                  Reduction Credits shall be credited by the Committee to the Salary Reduction Account maintained for the Participant pursuant to Section 7.

                  3.1.2 Time for Crediting Salary Reduction Credits: The amount of Salary Reduction Credits to be credited to the Salary Reduction Account of a Participant shall be credited to the Participant's Salary Reduction Account at the same time and in the same manner as Tax-Deferred Contributions are credited to the Participant's Tax-Deferred Contribution Account under the Savings Plan.

                  3.1.3 Administrative Rules Governing Salary Reduction
         Elections: A salary reduction election pursuant to Section 3.1.1 shall be made by the Participant by executing and delivering to the Committee a Salary Reduction Election Form in accordance with such rules and procedures as are adopted by the Committee from time to time. The Salary Reduction Election Form must be received by the Committee prior to the beginning of each Plan Year (or the date the Participant is first eligible to participate in the Savings Plan, if he becomes so eligible during the Plan Year) and shall be irrevocable for the Plan Year (or remainder of the Plan Year), if applicable.

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                  3.2      COMPANY MATCHING CREDITS:

                  3.2.1 Amount of Company Matching Credits: With respect to each Participant who elects to reduce his Covered Compensation under Section 3.1, the Committee shall credit to his Matching Account each month the Company Matching Credit, which shall be an amount equal to the difference between (a) and (b), where:

                  (a) is an amount equal to 100% of the first 6% of Covered Compensation elected by the Participant for salary reduction under Section 4.3 of the Savings Plan (as such Section may be hereafter amended) (but not more than the amount described in Section 3.1.1(a)(2) of the Plan) and for salary reduction under Section 3.1.1(a)(1) of the Plan; and

                  (b) is an amount equal to the maximum Employer Contributions that has been, or will be, made to the Matching Contributions Account of the Participant under the Savings Plan (determined with regard to all Savings Plan provisions and the limitations described in Sections 401(a)(17), 401(k), 401(m), 402(g), and
                           415 of the Code) for such Plan Year.

                  3.2.2 Time for Crediting Company Matching Credits: The amount of Company Matching Credits to be credited to the Matching Account of the Participant shall be credited by the Committee to the Participant's Matching Account at the same time and in the same manner as Employer Contributions are credited to the Participant's Matching Contribution Account under the Savings Plan.

                  3.3      INCENTIVE COMPENSATION CREDITS:

                  3.3.1 Amount of Incentive Compensation Credits: Each Participant who is a participant in any Incentive Compensation Plan may elect, by executing a Deferral Election Form, to defer, on a pretax basis, an amount equal to either 10%, 20%, 30%, 40%, 50%, 60%, 70%,
         80%, 90%, or 100% of the benefit otherwise payable to him under such Incentive Compensation Plan. An amount equal to the amount deferred shall be credited by the Committee as an Incentive Compensation Credit to the Incentive Compensation Account of the Participant.

                  3.3.2 Time for Crediting Incentive Compensation Credits: The amount of Incentive Compensation Credits to be credited to the Incentive Compensation Account of the Participant shall be credited by the Committee to the Participant's Incentive Compensation Account as of that date certain which the benefits payable under the Incentive Compensation Plan would have otherwise been paid to the Participant.


                  3.3.3 Administrative Rules Governing Incentive Compensation
         Credits: An election by the Participant to defer benefits earned under an Incentive Compensation Plan pursuant to Section 3.3.1 shall be made on a Deferral Election Form at a time determined by the Committee and shall be irrevocable when made. In establishing the time of election, the Committee shall select a date that will not result in the


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         constructive receipt of income to a Participant who elects to defer benefits earned under the Incentive Compensation Plan.

                  SECTION 4.        VESTING:

                  The interest of a Participant in his Salary Reduction Account, Incentive Compensation Account and Prior Plan Account shall be fully vested (i.e., nonforfeitable) at all times. The interest of a Participant in his Matching Account (and in the Company Stock Account which is a sub-account with respect to his Matching Account) shall be contingent, except that such interest shall become vested at the same time and in the same manner as his interest in his Matching Contribution Account becomes vested under the Savings Plan. A Participant who is not fully vested in his Company Matching Account shall forfeit the nonvested portion of such account in the same manner and at the same time that forfeitures occur with respect to his Matching Contribution Account under the Savings Plan.

                  SECTION 5.        PAYMENT OF BENEFITS:

                  5.1 DISTRIBUTION: Except as otherwise provided in Section 6, the vested Accrued Benefit of a Participant shall be distributed to or with respect to a Participant only upon termination of the Participant's Service with the Employer (including all Affiliates thereof). Payment of benefits on account of a non-death termination of Service shall be made in accordance with Section
5.2. Payment of benefits on account of the death of the Participant shall be made in accordance with Section 5.3.

                  5.2      PAYMENT OF BENEFITS FOR REASONS OTHER THAN DEATH:

                  5.2.1 Form of Distribution: Subject to the provisions of
         Section 20, the vested Accrued Benefit of a Participant who has terminated Service for any reason other than death shall be paid to the Participant or applied for his benefit under one of the following options, as elected by the Participant:


                           (1) Term Certain Option: Payment of his vested
                  Accrued Benefit to him in approximately equal monthly installments over a term certain not to exceed 180 months. If the term certain selected by the Participant


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                  pursuant to this Section 5.2.1 would result in payments of less than $100.00 per month, payments shall be made at the rate of $100.00 per month until the Participant's vested Accrued Benefit is paid in full.

                           (2) Lump Sum Option: Payment of his vested Accrued
                  Benefit to him in a lump sum.

         The election of the form of distribution (the "Form Election") shall be made by the Participant on a form approved by the Committee and filed with the Committee as provided in Section 5.2.3. If the Participant fails to elect a distribution option, his vested Accrued Benefit shall be paid to him under the Lump Sum Option. Notwithstanding any election made by the Participant pursuant to this Section 5.2.1, if prior to the distribution processing date the Participant advises the Committee in writing that he desires to have his vested Company Stock Accounts, if any, paid to him in shares of Company Stock (as provided in Section 5.2.4), his vested Company Stock Accounts shall automatically be paid to him under the Lump Sum Option, and the balance of his vested Account shall be paid to him in accordance with the distribution option elected by him pursuant to this Section 5.2.1. The amount of a Participant's vested Accrued Benefit for purposes of any distribution made pursuant to this Section 5 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee.

                  5.2.2 Commencement and Timing of Distribution: Except as otherwise provided in Section 6 and subject to the provisions of
         Section 20, no benefit payments will be made to the Participant from the Plan under this Section 5.2 until the Service of the Participant is terminated. Payment of his vested Accrued Benefit shall commence within one of the following periods, as elected by the Participant:

                  Option (1)        Distribution shall commence within the
                                    60-day period next following the date the Service of the Participant terminates.

                  Option (2)        Distribution shall commence within the
                                    period beginning on the first day of January of the Plan Year which next follows the Plan
                                    Year in which the Service of the Participant terminated and ending on the last day of February of such Plan Year.

                  Option (3)        Distribution shall commence within the
                                    60-day period next following the date the Participant attains age 65.


                  Option (4)        Distribution shall commence within the
                                    period beginning on the first day of January of the Plan Year which next follows the Plan
                                    Year in which the Participant attains age 65 and ending on the last day of February of such Plan Year.

         The election of the date as of which distribution shall commence (the "Timing Election") shall be made on a form approved by the Committee and filed with the Committee as provided in Section 5.2.3. If the Participant fails to elect one of these options, Option (1) will be deemed to have been elected by the Participant.

                  5.2.3 Timing of Election: The Form Election and Timing Election shall be made by the Participant on or before the Entry Date the Participant enters the Plan. The Participant's election may be revoked at any time by the Participant during the "Election Period." The Election Period begins as of the Entry Date the Participant enters the Plan and ends on the earlier to occur of (i) the date the Participant terminates Service; or (ii) the date which precedes the date payment of his benefit is to commence by twelve (12) calendar months. The Form Election and Timing Election in effect as of the close of the Election Period shall be irrevocable.

                  5.2.4 Medium of Distribution: Subject to the provisions of
         Section 20, distributions from the Plan shall be made in cash unless prior to the distribution processing date the Participant advises the Committee in writing that he desires to receive payment of his vested Company Stock Accounts, if any, in Company Stock. The number of shares of Company Stock distributable to the Participant shall be determined as of the Adjustment Date the Participant's distribution from the Plan is actually processed by the Committee or its designee. Any portion of a payment that would be represented by a fractional share shall be paid in cash irrespective of the Participant's desire to receive payment in the form of Company Stock.

                  5.2.5 Installment Payments: If the Participant's vested Accrued Benefit is to be distributed in installments pursuant to the Term Certain Option, the amount of each monthly installment shall be calculated by dividing the value of the Account as of the payment date by the number of installment payments remaining in the installment period. The Account shall continue to be adjusted as provided in
         Section 7 until the entire balance credited to the Account has been paid.

                  5.3 PAYMENT OF DEATH BENEFIT: On the death of a Participant, his vested Accrued Benefit shall be paid to his Beneficiary in accordance with the following special provisions:


                  5.3.1 Death Before Payments Begin: If the Participant dies before payment of his vested Accrued Benefit begins under Section 5.2, payment of his vested Accrued Benefit to his Beneficiary shall commence as soon as practicable following the date of the Participant's death but in no event earlier than the sixtieth day next following the date of the Participant's death. The amount of the Participant's vested Accrued Benefit for purposes of any distribution made pursuant to this
         Section 5.3.1 shall be determined as of the Adjustment Date such distribution is actually processed by the Committee or its designee. The vested Accrued Benefit of the Participant shall be paid to the Beneficiary in cash under the Lump Sum Option described in Section 5.2.1(2). Notwithstanding the foregoing and subject to the provisions of Section 20, prior to the distribution processing date the Beneficiary may advise the Committee in writing that he desires to have the Participant's vested Company Stock

         Accounts, if any, paid to him in shares of Company Stock rather than in cash. The number of shares of Company Stock distributable to the Beneficiary shall be determined as of the Adjustment Date the death benefit from the Plan is actually processed by the Committee or its designee. Any portion of a payment that would be represented by a fractional share shall be paid in cash irrespective of the Beneficiary's desire to receive payment in the form of Company Stock.

                  5.3.2 Death After Payments Begin: If the Participant dies on or after payment of his vested Accrued Benefit commences under Section 5.2, the remaining payments (if any) that would have been made to the Participant had he not died shall be made to the Participant's Beneficiary in the same manner as they would have been paid to the Participant had he lived.

                  5.4 RULES: Subject to the provisions of Section 20, the Committee may from time to time adopt additional policies or rules governing the manner in which distributions will be made from the Plan so that the Plan may be conveniently administered.

                  SECTION 6.        UNFORESEEABLE EMERGENCY PAYMENTS:

                  6.1 CONDITIONS FOR REQUEST: Subject to the provisions of
Section 20, a Participant may, at any time prior to his termination of Service, make application to the Committee to receive a cash payment in a lump sum of all or a portion of the total amount credited to his Account (other than the nonvested portion of his Matching Account) by reason of an unforeseeable emergency. The amount of a payment on account of an unforeseeable emergency shall not exceed the amount required to meet the financial hardship created by the unforeseeable emergency and not otherwise reasonably available from other resources of the Participant (including all amounts that may be withdrawn from the Savings Plan). An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of a Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether an unforeseeable emergency exists within the scope of this Section 6.1 shall be made by the Committee in its sole and absolute discretion, and its decision to grant or deny a payment on account of an unforeseeable emergency shall be final. The Committee shall apply uniform and nondiscriminatory standards in making its decision.



                  6.2 WRITTEN REQUEST: The Participant's request for a payment on account of an unforeseeable emergency must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount to be paid from his Account, and the total amount of the actual expense incurred or to be incurred on account of hardship.

                  6.3 PROCESSING OF REQUEST: If a payment under this Section 6 is approved, such payment shall be made as soon thereafter as practicable. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a payment on account of an unforeseeable emergency. If a Participant terminates Service after a request is approved in accordance with this Section 6 but prior to payment of the full amount approved, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be paid in accordance with the applicable payment provisions of the Plan. Only one payment because of an unforeseeable emergency shall be made within any Plan Year. A hardship withdrawal made under this Section 6 shall be charged to the separate bookkeeping accounts which comprise the Account in the following order: (i) Incentive Compensation Account; (ii) Salary Reduction Account; (iii) Prior Plan Account; and (iv) Matching Account (but only to the extent of the vested portion of the Matching Account). Subject to the provisions of Section 20, with respect to each such separate bookkeeping account, such hardship withdrawal shall be charged to the Fixed Rate Account, the Index Fund Account and the Company Stock Account with respect to such separate bookkeeping account on a pro rata basis.

                  6.4 RULES: Subject to the provisions of Section 20, the Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of an unforeseeable emergency may be made so that the Plan may be conveniently administered.

                  SECTION 7. DEEMED INVESTMENTS AND ADJUSTMENT OF ACCOUNTS:

                  The Committee shall establish and maintain in behalf of each Participant the following four separate bookkeeping accounts with respect to his
Account: (1) Salary Reduction Account; (2) Matching Account; (3) Incentive Compensation Account; and (4) Prior Plan Account. The Committee shall also establish and maintain with respect to each separate bookkeeping account two sub-accounts, one entitled the "Fixed Rate Account" and the other entitled the "Index Fund Account." With respect to each Participant who was a Participant in the SNC Excess Plan (as defined in Section 16) (each such Participant sometimes being referred to herein as a "Former SNC Excess Plan Participant"), the Committee shall also establish and maintain with respect to his Salary Reduction Account and his Matching Account a sub-account entitled "Company Stock Account." In no event shall the Committee establish and maintain a Company Stock Account on behalf of a Participant other than a Former SNC Excess Plan Participant.

                  7.1 DEEMED INVESTMENT OF ACCOUNTS IN INDEX FUND: In accordance with procedures adopted by the Committee, a Participant may elect to have all or a portion (in whole percentages of 5%) of the amount credited to each separate bookkeeping account deemed invested in the Index Fund. An election to invest in the Index Fund shall be made by the Participant in accordance with such rules and procedures as are adopted by the Committee from time to time. Subject to the provisions of Section 7.2, any amounts credited to each separate bookkeeping account of the Participant which are not deemed to be invested in the Index Fund shall be credited to the Fixed Rate Account (which functions as a sub-account of the applicable separate bookkeeping account) and shall be credited with earnings as described in Section 7.3. Unless modified or revoked by the Participant, an election to invest in the Index Fund shall continue in effect until such time as the distribution of the Participant's vested Accrued Benefit is processed by the Committee or its designee in accordance with the provisions of Section 5. A Participant unilaterally may modify or revoke his election as of any Monthly Adjustment Date by providing advance notice to the Committee in accordance with such rules and procedures as are adopted by the Committee from time to time. Any amount the Participant has elected to be deemed invested in the Index Fund shall be converted into Index Fund Credits in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. The value of any Index Fund Credits the Participant has elected to be deemed sold from his Index Fund Accounts and credited to his Fixed Rate Accounts shall be determined in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. All deemed dividends, capital gains or other income distributions payable with respect to the Index Fund Credits allocated to the Participant's Index Fund Account shall be converted into Index Fund Credits in the manner and as of the Adjustment Date described in Exhibit E attached hereto, as the same may be amended from time to time by the Committee. In the event the Committee shall change the manner in which amounts are to be converted to Index Fund Credits or the manner in which Index Fund Credits are to be deemed sold, it shall communicate such change to Participants in writing in advance of the date such change is to be effective. Fractional shares shall be accounted for as such. The Index Fund Accounts shall be adjusted as provided in Section 7.4.

                  7.2 DEEMED INVESTMENT IN COMPANY STOCK BY FORMER SNC EXCESS PLAN PARTICIPANTS: Pursuant to Section 16, the amounts transferred from the accounts under the SNC Excess Plan to the separate bookkeeping accounts of similar character under this Plan shall remain deemed invested in Company Stock until a Former SNC Excess Plan Participant elects not to have such amounts deemed invested in Company Stock as provided in this Section 7.2. In no event shall any other amounts credited to Accounts under the Plan be deemed invested in Company Stock. In accordance with procedures adopted by the Committee, a Former SNC Excess Plan Participant may elect as of any Monthly Adjustment Date to have all or a portion (in whole percentages of 5%) of his Company Stock Credits credited to his Company Stock Accounts (which accounts function as sub-accounts of the Salary Reduction Account and the Matching Account) deemed sold and the deemed cash proceeds therefrom credited to his Fixed Rate Accounts (which accounts function as sub-accounts of the Salary Reduction Account and the Matching Account) and his Index Fund Accounts (which accounts function as sub-accounts of the Salary Reduction Account and the Matching Account) in accordance with the most recent election made by the Participant pursuant to Section 7.1. An election to sell Company Stock Credits shall be made by the Participant in accordance with such rules and procedures as are adopted by the Committee from time to time and shall be irrevocable when made. The value of any Company Stock Credits the Participant has elected to be deemed sold shall be determined in the manner and as of the Adjustment Date described in Exhibit F attached hereto, as the same may be amended from time to time by the Committee. In the event the Committee shall change the manner in which the value of Company Stock Credits deemed sold from the Company Stock Accounts are determined, it shall communicate such change to Former SNC Excess Plan Participants in writing in advance of the date such change is to be effective. All deemed cash dividends payable with respect to Company Stock Credits then allocated to the Participant's Company Stock Accounts shall be credited to his Fixed Rate Accounts (which accounts function as sub-accounts of the Salary Reduction Account and the Matching Account) and his Index Fund Accounts (which accounts function as sub-accounts of the Salary Reduction Account and the Matching Account) in accordance with the most recent election made by the Participant pursuant to Section 7.1. Company Stock Credits which have not been deemed sold shall remain in the Company Stock Accounts and such Accounts shall be adjusted as provided in Section 7.5.

                  7.3 ADJUSTMENT OF FIXED RATE ACCOUNT: Except as provided in Sections 7.4 and 7.5 with respect to the adjustment of the Index Fund Accounts and the Company Stock Accounts, as of the close of business of the Company on each Adjustment Date, each Fixed Rate Account with respect to each separate bookkeeping account shall be adjusted as follows:

                  7.3.1 Salary Reduction Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Salary Reduction Account) of each Participant shall be adjusted in this order:

                           (1) There shall be debited (i) the total amount of
                  any payments deemed made from such account since the next preceding Adjustment Date, and (ii) the total amount deemed applied since the next preceding Adjustment Date to the deemed purchase of Index Fund Credits for the Index Fund Account of the Participant (which account functions as a sub-account of the Salary Reduction Account).

                           (2) There shall be credited the total amount of any
                  Salary Reduction Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

                           (3) There shall be credited (i) deemed cash dividends
                  payable with respect to Company Stock Credits then allocated to the Company Stock Account of the Participant which the Participant has elected to be credited to his Fixed Rate Account, (ii) cash proceeds from the deemed sale of any Company Stock Credits then allocated to the Company Stock Account of the Participant which the Participant has elected to be credited to his Fixed Rate Account, and (iii) cash proceeds from the deemed sale of any Index Fund Credits then allocated to the Index Fund Account of the Participant.

                           (4) There shall be credited an amount equal to the
                  product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Salary Reduction Account) as of such Adjustment Date (after adjustment for any distributions as of such Adjustment Date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

                  7.3.2 Matching Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Matching Account) of each Participant shall be adjusted in this order:

                           (1) There shall be debited (i) the total amount of
                  any payments deemed made from such account since the next preceding Adjustment Date, and (ii) the total amount applied since the next preceding Adjustment Date to the deemed purchase of Index Fund Credits for the Index Fund Account of the Participant (which account functions as a sub-account of the Matching Account).

                           (2) There shall be credited the total amount of any
                  Matching Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

                           (3) There shall be credited (i) deemed cash dividends
                  payable with respect to Company Stock Credits then allocated to the Company Stock Account of the Participant which the Participant has elected to be credited to his Fixed Rate Account, (ii) cash proceeds from the deemed sale of any Company Stock Credits then allocated to the Company Stock Account of the Participant which the Participant has elected to be credited to his Fixed Rate Account, and (iii) cash proceeds from the deemed sale of any Index Fund Credits then allocated to the Index Fund Account of the Participant.

                           (4) There shall be credited an amount equal to the
                  product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Matching Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

                           (5) There shall be debited the amount of his Fixed
                  Rate Account which was deemed forfeited since the next preceding Adjustment Date.

                  7.3.3 Incentive Compensation Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Incentive Compensation Account) of each Participant shall be adjusted in this order:

                           (1) There shall be debited (i) the total amount of
                  any payments deemed made from such account since the next preceding Adjustment Date and (ii) the total amount deemed applied since the next preceding Adjustment Date to the purchase of Index Fund Credits for the Index Fund Account of the Participant (which account functions as a sub-account of the Incentive Compensation Account).

                           (2) There shall be credited the total amount of any
                  Incentive Compensation Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

                           (3) There shall be credited cash proceeds from the
                  deemed sale of any Index Fund Credits then allocated to the Index Fund Account of the Participant.

                           (4) There shall be credited an amount equal to the
                  product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Incentive Compensation Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

                  7.3.4 Prior Plan Fixed Rate Account: The Fixed Rate Account (which account functions as a sub-account of the Prior Plan Account) of each Participant shall be adjusted in this order:

                           (1) There shall be debited (i) the total amount of
                  any payments deemed made from such account since the next preceding Adjustment Date and (ii) the total amount deemed applied since the next preceding Adjustment Date to the purchase of Index Fund Credits for the Index Fund Account of the Participant (which account functions as a sub-account of the Prior Plan Account).

                           (2) There shall be credited the total amount of any
                  Prior Plan Account Credits made to such account with respect to the Participant since the last preceding Adjustment Date.

                           (3) There shall be credited cash proceeds from the
                  deemed sale of any Index Fund Credits then allocated to the Index Fund Account of the Participant.

                           (4) There shall be credited an amount equal to the
                  product of (A) and (B), where (A) is the balance credited to the Fixed Rate Account (which account functions as a sub-account of the Prior Plan Account) as of such Adjustment Date (after adjustment for any distributions as of such adjustment date but prior to adjustment for credits as of such date), and (B) is the Crediting Rate.

                  7.4 ADJUSTMENT OF INDEX FUND ACCOUNT: As of the close of business of the Company on each Adjustment Date, the number of Index Fund Credits allocated to the Index Fund Account of each Participant with respect to each separate bookkeeping account shall be adjusted in the following order:

                  7.4.1 There shall be debited any Index Fund Credits deemed sold from the Index Fund Account since the next preceding Adjustment Date.

                  7.4.2 There shall be credited (i) any shares of the Index Fund deemed purchased with amounts converted into Index Fund Credits, and
         (ii) any additional shares of Index Fund Credits deemed purchased as a result of any deemed dividends, capital gains or other income distributions payable since the next preceding Adjustment Date with respect to Index Fund Credits allocated to the Participant's Index Fund Account.

                  7.4.3 There shall be debited any Index Fund Credits forfeited with respect to the Index Fund Account of the Matching Account since the next preceding Adjustment Date.

                  7.5 ADJUSTMENT OF COMPANY STOCK ACCOUNT: As of the close of business of the Company on each Adjustment Date, the number of Company Stock Credits allocated to the Company Stock Account of each Participant with respect to each separate bookkeeping account shall be adjusted in the following order:

                  7.5.1 There shall be debited any Company Stock Credits deemed distributed or deemed sold from the Company Stock Account since the next preceding Adjustment Date.

                  7.5.2 There shall be credited (i) any deemed stock dividends on Company Stock Credits allocated to the Participant's Company Stock Account, and (ii) any additional shares of Company Stock Credits deemed issued in connection with a stock split or similar transaction since the next preceding Adjustment Date with respect to Company Stock Credits allocated to the Participant's Company Stock Account.

                  7.5.3 There shall be debited any Company Stock Credits forfeited with respect to the Company Stock Account of the Matching Account since the next preceding Adjustment Date.

The aggregate number of Company Stock Credits credited to the Company Stock Account may be appropriately adjusted as the Committee may determine for any increase or decrease in the number of shares of issued Company Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this Section 7.5 shall be made according to the sole discretion of the Committee, and its decisions shall be binding and conclusive.

                  7.6 RULES: Subject to the provisions of Section 20, the Committee may establish any rules or regulations necessary to implement the provisions of this Section 7.

                  7.7 SPECIAL EFFECTIVE DATE: Notwithstanding any provision of the Plan to the contrary, the provisions of the Plan relating to the deemed investment in the Index Fund shall not become effective until the later of (i) April 1, 1997; or (ii) the date of approval of the Plan by the Board.

                  SECTION 8.        ADMINISTRATION BY COMMITTEE:

                  8.1 MEMBERSHIP OF COMMITTEE: The Committee shall consist of not less than three nor more than seven individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

                  8.2 COMMITTEE OFFICERS; SUBCOMMITTEE: The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Chairman of the Committee shall constitute the Plan Administrator and shall be agent for service of legal process on the Plan. In addition, notwithstanding any provision herein, any subcommittee established by the Committee or any Board committee or subcommittee may be granted such authority, and be comprised of such members, as is necessary to comply with the conditions imposed by Rule 16b-3, promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

                  8.3 COMMITTEE MEETINGS: The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

                  8.4 TRANSACTION OF BUSINESS: A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

                  8.5 COMMITTEE RECORDS: The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

                  8.6 ESTABLISHMENT OF RULES: Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

                  8.7 CONFLICTS OF INTEREST: No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

                  8.8 CORRECTION OF ERRORS: The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.


                  8.9 AUTHORITY TO INTERPRET PLAN: Subject to the claims procedure set forth in Section 15, the Committee and the Plan Administrator shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to interpret the Plan and to make determinations as to eligibility for participation and benefits under the Plan. Interpretations and determinations by the Committee and the Plan Administrator shall apply uniformly to all persons similarly situated and shall be binding and conclusive on all interested persons. Such interpretations and determinations shall only be set aside if the Committee and the Plan Administrator are found to have acted arbitrarily and capriciously in interpreting and construing the provisions of the Plan.

                  8.10 THIRD PARTY ADVISORS: The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan.

                  8.11 COMPENSATION OF MEMBERS: No fee or compensation shall be paid to any member of the Committee for his service as such.

                  8.12 COMMITTEE EXPENSES: The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

                  8.13 INDEMNIFICATION OF COMMITTEE: No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company's own assets), each member of the Committee and each other officer, Employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person's own fraud, bad faith, willful misconduct or gross negligence.


                  SECTION 9.        FUNDING:
                  The Plan is intended to be both an excess benefit plan and an unfunded plan of deferred compensation maintained for a select group of highly compensated or management employees. The obligation of the Employer to make payments hereunder shall constitute a general unsecured obligation of the Employer to the Participant. Notwithstanding the foregoing, the Company shall establish and maintain a special separate fund as provided for in the document entitled "Southern National Corporation Non-Qualified Deferred Compensation Trust." The Employer shall make contributions to the trust from time to time in accordance with Section 5 thereof. Notwithstanding the foregoing, no Participant or his Beneficiary shall have any legal or equitable rights, interest or claims in any particular asset of the trust or the Employer by reason of the Employer's obligation hereunder, and nothing contained herein shall create or be construed as creating any other fiduciary relationship between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments from the trust or the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

                  SECTION 10. ALLOCATION OF RESPONSIBILITIES: The persons responsible for the Plan and the duties and responsibilities allocated to each, which shall be carried out in accordance with the other applicable terms and provisions of the Plan, shall be as follows:

                  10.1.    BOARD:
                           (i)      To amend the Plan (other than the Exhibits);

                           (ii)     To appoint and remove members of the
                                    Committee;

                           (iii)    To terminate the Plan; and

                           (iv) To take any actions required to comply with federal and state securities laws (except to the extent that the Committee or a committee or subcommittee established pursuant to Section 8.2 is authorized to do so).


                  10.2     COMMITTEE:

                           (i) To determine the Employees eligible to
                  participate in the Plan;

                           (ii) To interpret the provisions of the Plan and to
                  determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 15 relating to claims procedure;

                           (iii) To administer the Plan in accordance with its
                  terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

                           (iv) To account for the Accrued Benefits of
                  Participants;

                           (v) To direct the Employer in the payment of
                  benefits, and

                           (vi) To the extent necessary or advisable, to amend
                  the Exhibits attached hereto.

                  10.3     PLAN ADMINISTRATOR:

                           (i) To file such reports as may be required with the
                  United States Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

                           (ii) To provide for disclosure of Plan provisions and
                  other information relating to the Plan to Participants and other interested parties; and

                           (iii) To administer the claims procedure to the
                  extent provided in Section 15.

                  SECTION 11.  BENEFITS NOT ASSIGNABLE; FACILITY OF PAYMENTS:


                  11.1 BENEFITS NOT ASSIGNABLE: No portion of any benefit held or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

                  11.2 PAYMENTS TO MINORS AND OTHERS: If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

                  SECTION 12.    BENEFICIARY:
                  The Participant's Beneficiary shall be the person or persons designated by the Participant on the beneficiary designation form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant's estate. The designation of a Beneficiary may be changed or revoked only by filing a new beneficiary designation form with the Committee or its designee. If a Beneficiary (the "Primary Beneficiary") is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the Contingent Beneficiary, if any, named in the Participant's current beneficiary designation form. If there is no Contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.



                  SECTION 13.       AMENDMENT AND TERMINATION OF PLAN:
                  The Board may amend or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant's Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit without the Participant's prior written consent to such amendment. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date specified in such resolution. Upon termination of the Plan, distribution of the Accrued Benefit of a Participant shall be made to the Participant or his Beneficiary in the manner and at the time described in Section 5 of the Plan. No additional credits of Salary Reduction Credits, Matching Credits, or Incentive Compensation Credits shall be made to the respective separate bookkeeping accounts of a Participant following termination of the Plan, but the Account of each Participant shall continue to be adjusted as provided in Section 7 until the balance of the Account of the Participant has been fully distributed to him or his Beneficiary.


                  SECTION 14.       COMMUNICATION TO PARTICIPANTS:
                  The Company shall communicate the principal terms of the Plan to the Participants. The Company shall make a copy of the Plan available for inspection by Participants and their Beneficiaries during reasonable hours, at the principal office of the Company.

                  SECTION 15.       CLAIMS PROCEDURE:
                  The following claims procedure shall apply with respect to the
Plan:


                  15.1 FILING OF A CLAIM FOR BENEFITS: If a Participant or Beneficiary (the "Claimant") believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Section 15 shall be taken instead by another member of the Committee designated by the Committee.

                  15.2 NOTIFICATION TO CLAIMANT OF DECISION: Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time) the Plan Administrator shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based;
(iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan Administrator fails to notify the Claimant of the decision in a timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).


                  15.3 PROCEDURE FOR REVIEW: Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

                  15.4 DECISION ON REVIEW: The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

                  15.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

                  15.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

                  15.4.3 The decision of the Committee shall be final and conclusive.

                  15.5 ACTION BY AUTHORIZED REPRESENTATIVE OF CLAIMANT: All actions set forth in this Section 15 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan Administrator and the

Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

                  SECTION 16. SPECIAL PROVISIONS RELATING TO SOUTHERN NATIONAL
                              ESOP EXCESS PLAN:

                  Prior to January 1, 1996, the Company sponsored and maintained the Southern National ESOP Excess Plan (the "SNC Excess Plan"). The purpose of the SNC Excess Plan was to restore to employees certain benefits ("restoration benefits") that would have been provided under the Southern National Corporation 401(k) Savings Plan (formerly known as the "Southern National Employee Stock Ownership Plan") except for the limitations imposed by Sections 401(k)(3) and 402(g)(1) of the Code. Since the restoration benefits provided by the SNC Excess Plan are now provided pursuant to Sections 3.1 and 3.2 of this Plan (and which restoration benefits were also provided under the Prior Plan), this Plan eliminates the need for the SNC Excess Plan. Accordingly, the SNC Excess Plan was frozen as of December 31, 1995. All employees who were participants in the SNC Excess Plan on December 31, 1995, automatically became Participants in the Prior Plan on January 1, 1996. All participants' accounts under the SNC Excess Plan were combined with the separate bookkeeping accounts of similar character under this Plan as of January 1, 1997. Each Former SNC Excess Plan Participant's Tax-Deferred Contribution Account (formerly known as his "Employee's Pre-Tax Account") under the SNC Excess Plan became his Salary Reduction Account under this Plan. Each Former SNC Excess Plan Participant's Matching Contributions Account (formerly known as his "Company's Pre-Tax Account") became his Matching Account under this Plan. The balance in the accounts of each Former SNC Excess Plan Participant under the SNC Excess Plan were deemed invested in Company Stock. The amounts transferred from the accounts under the SNC Excess Plan to the separate bookkeeping accounts of similar character under this Plan shall remain deemed invested in Company Stock until a Former SNC Excess Plan Participant elects not to have such amounts deemed invested in Company Stock as provided in Section 7.2.

                  SECTION 17. SPECIAL PROVISIONS RELATING TO CAPITAL
                              ACCUMULATION PLAN FOR ELIGIBLE KEY EMPLOYEES OF SOUTHERN NATIONAL CORPORATION:

                  Prior to January 1, 1996, the Company sponsored and maintained the Capital Accumulation Plan for Eligible Key Employees of Southern National Corporation (the "SNC Cap Plan"). The purpose of the SNC Cap Plan was to provide selected eligible key employees with the opportunity to defer on a pre-tax basis certain cash awards under the Company's annual and long-term incentive compensation award plans. Since the pre-tax deferral opportunity is provided under Section 3.3 of this Plan (and was also provided under the Prior Plan), this Plan eliminates the need for the SNC Cap Plan. Accordingly, the SNC Cap Plan was frozen as of December 31, 1995. All employees who were participants in the SNC Cap Plan automatically became Participants in the Prior Plan on January 1, 1996. Any deferrals credited to a Participant's account under the SNC Cap Plan were combined with the credits to his Incentive Compensation Account under this Plan effective as of January 1, 1997.

                  SECTION 18. SPECIAL PROVISIONS RELATING TO SUPPLEMENTAL
                              RETIREMENT BENEFIT OF PRIOR PLAN:

                  Prior to January 1, 1997, Section 4.1 of the Prior Plan provided a special supplemental retirement benefit (the "Retirement Plan Supplement") to supplement the benefits payable to Participants under the tax-qualified Southern National Corporation Pension Plan (the defined benefit plan sponsored by BB&T was formerly known as the "Retirement Plan for the Employees of Branch Banking and Trust Company"). The provisions of the Prior Plan relating to the Retirement Plan Supplement have been incorporated into a new non-qualified supplemental retirement plan effective as of January 1, 1997. The new non-qualified supplemental retirement plan is known as the Southern National Corporation Non-Qualified Defined Benefit Plan.

                  SECTION 19.       PARTIES TO THE PLAN:
                  Subject to the approval of the Board, an Affiliate that has adopted the Savings Plan may adopt this Plan and become an employer-party to this Plan by resolutions approved by its Board of Directors. The Affiliates which are employer-parties to this Plan are listed on Exhibit G attached hereto, as the same may be amended from time to time by the Committee. The following special provisions shall apply to all employer-parties to the Plan:

                  19.1 SINGLE PLAN: The Plan shall apply as a single plan with respect to all parties as if there were only one employer-party.

                  19.2 SERVICE; ALLOCATION OF COSTS: Service for purposes of the Plan shall be interchangeable among employer-parties to the Plan and shall not be deemed interrupted or terminated by the transfer at any time of a Participant from the Service of one employer-party to the Service of another employer-party. In determining the cost of providing benefits under the Plan, each employer-party shall be responsible for the cost associated with the Employees of such employer-party who are Participants in the Plan.

                  19.3 COMMITTEE: The Committee which administers the Plan as applied to the Company shall also be the Committee as applied to each other employer-party to the Plan.

                  19.4 AUTHORITY TO AMEND AND TERMINATE: The Board of the Company shall have the power to amend or terminate the Plan as applied to each employer-party.

                  SECTION 20. COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 16B-3 TRADING RESTRICTIONS:

                  The transactions under the Plan are intended to be structured in accordance with the 1934 Act, including but not limited to the restrictions imposed by Rule 16b-3 adopted under the 1934 Act. In addition to the provisions contained in the Plan, transactions by persons subject to Section 16 shall be subject to such further conditions as may be required in order to comply with the terms of Rule 16b-3 and Section 16(b). Without limiting the foregoing, persons subject to Section

16 shall be required to comply with such rules and procedures regarding Plan participation and transactions as may be established by the Committee or a committee or subcommittee established pursuant to Section 8.2.


                  SECTION 21.   MISCELLANEOUS PROVISIONS:

                  21.1 NOTICES: Each Participant who is not in Service and each Beneficiary shall be responsible for furnishing the Plan Administrator with his current address for the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

                  21.2 LOST DISTRIBUTEES: A benefit shall be deemed forfeited if the Plan Administrator is unable after a reasonable period of time to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for the forfeited benefit.

                  21.3 RELIANCE ON DATA: The Employer, the Committee and the Plan Administrator shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a Participant, and the Employer, the Committee and the Plan Administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.


                  21.4 RECEIPT AND RELEASE FOR PAYMENTS: Any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.


                  21.5 HEADINGS: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

                  21.6 CONTINUATION OF EMPLOYMENT: The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

                  21.7 CONSTRUCTION: The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

                  21.8 NONLIABILITY OF EMPLOYER: The Employer does not guarantee the Participants, former Participants or Beneficiaries against loss of or depreciation in value of any right or benefit that any of them may acquire under the terms of the Plan, nor does the Employer guarantee to any of them that the assets of the Employer will be sufficient to provide any or all benefits payable under the Plan at any time, including any time that the Plan may be terminated or partially terminated.

                  21.9 SEVERABILITY: All provisions contained in this Plan shall be severable, and in the event that any one or more of them shall be held to be invalid by any competent court, this Plan shall be interpreted as if such invalid provisions were not contained herein.

                  21.10 MERGER AND CONSOLIDATION: The Employer shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entities (a "Successor Entity") unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.


                  21.11 WITHHOLDING TAXES: The Employer shall satisfy all federal, state and local withholding tax requirements prior to making any benefit payment under the Plan. Whenever under the Plan payments are to be made by the Employer in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. Whenever payments shall be made in Company Stock, the Employer shall have the right to require the Participant (or Beneficiary) to remit to the Employer an amount sufficient to satisfy all federal, state and local withholding tax requirements as a condition to the registration of the transfer of such Company Stock on the books of the Company.

                  IN WITNESS WHEREOF, this non-qualified, deferred compensation plan is executed in behalf of the Company on the 25th day of March, 1997, to be effective as of January 1, 1997.



                                     SOUTHERN NATIONAL CORPORATION



                                     By:  /s/ Robert E. Greene
                                        ----------------------------------
                                                                President
Attest:

/s/ Jerone C. Herring
---------------------------------
         Secretary

[Corporate Seal]